Exhibit 99.1

STARWOOD HOTELS & RESORTS NAMES THOMAS B. MANGAS CEO
Longtime Starwood Veteran Alan M. Schnaid Appointed CFO

STAMFORD, Conn.—December 15, 2015 -- Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) today announced that Thomas B. Mangas, currently Executive Vice President and Chief Financial Officer, has been named Chief Executive Officer, effective December 31,, 2015. The appointment follows the resignation of Adam Aron, who is leaving Starwood at the end of the month to become Chief Executive Officer and President of AMC Entertainment Holdings, Inc. (NYSE: AMC). Starwood continues to expect its previously announced acquisition by Marriott International Inc. (NASDAQ: MAR) to close by mid-year 2016.

The Company also announced that Alan M. Schnaid, currently Senior Vice President, Corporate Controller and Principal Accounting Officer of Starwood, will be appointed Chief Financial Officer, and Robyn Arnell, currently Vice President, Finance and Accounting Services, will assume the role of Corporate Controller.

Bruce W. Duncan, Chairman of the Board, said, “On behalf of Starwood’s Board of Directors, I would like to thank Adam for stepping in to lead our company during a pivotal time in Starwood’s history.  He accomplished much during his tenure as CEO, and contributed in countless ways as a member of our Board for nearly a decade.  He leaves the company in excellent hands with Tom, a valued leader on our team who was instrumental in our review of our strategic alternatives and will continue to oversee the completion of our combination with Marriott.”

Aron said, “It has been a privilege to lead an extraordinary team of people around the world who, through their creativity and innovation, have changed the hospitality industry and the hotel experience in meaningful ways.  I am proud of what we have accomplished together with reinvigorated existing brands, the launch of new brands, accelerated growth and our game-changing merger with Marriott to soon become the biggest and best hotel company in the world.”

Mangas has been Executive Vice President and Chief Financial Officer since September 2014, responsible for the global accounting, tax, treasury, strategic planning, corporate development, risk management, investor relations and supply chain functions.  Prior to joining Starwood, Mr. Mangas served as Executive Vice President and Chief Executive Officer of Armstrong Floor Products, a division of Armstrong World Industries, Inc. (NYSE: AWI). From 2010 to 2013, he was Senior Vice President and Chief Financial Officer of Armstrong World Industries, Inc., where he was responsible for finance, investor relations, information technology and global business services. Previously, Mr. Mangas spent 20 years at The Procter & Gamble Company (NYSE: PG) in increasingly senior finance and accounting positions.

Mangas added, “I am thrilled to take on this new role as we continue to provide our guests with Starwood’s unique brand of hospitality, grow our footprint around the globe, drive value for our hotel owners and shareholders, and ultimately bring together two great companies and the talent within.  I look forward to continued partnership with Alan and Robyn, two longtime leaders who are examples of the strength of Starwood’s team.”

Schnaid joined Starwood in 1994 and has been Starwood’s Senior Vice President, Corporate Controller and Principal Accounting Officer since 2005. Prior to that, Schnaid was Senior Vice President and Corporate Controller since 1998 and Vice President and Controller since 1996.  Prior to joining Starwood, Schnaid held accounting positions with Mazars and Company, Kenneth Leventhal and Company and Laventhol & Horwath.

Arnell joined Starwood in 1998 and has been Vice President, Finance and Accounting Services of Starwood since 2012, with responsibility for overseeing Starwood’s corporate and hotel shared service finance operations. Arnell is a certified public accountant and has also served as Vice President and Chief Audit Executive and Vice President, Assistant Corporate Controller during her tenure with Starwood.  Prior to joining Starwood, Arnell held various positions with Promus Hotels, formerly Doubletree Hotels Corporation and Arthur Andersen LLP.

Given the time requirements of his new role, Aron has also resigned from Starwood’s Board of Directors, effective December 30, 2015.

About Starwood Hotels & Resorts Worldwide, Inc.
Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 1,270 properties in some 100 countries and over 180,000 employees at its owned and managed properties. Starwood is a fully integrated owner, operator and franchisor of hotels, resorts and residences under the renowned brands: St. Regis®, The Luxury Collection®, W®, Westin®, Le Méridien®, Sheraton®, Tribute Portfolio™, Four Points® by Sheraton, Aloft®, Element®, along with an expanded partnership with Design Hotels™. The Company also boasts one of the industry’s leading loyalty programs, Starwood Preferred Guest (SPG®). Visit www.starwoodhotels.com for more information and stay connected @starwoodbuzz on Twitter and Instagram and facebook.com/Starwood.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. Further results, performance and achievements may be affected by general economic conditions including the impact of war and terrorist activity, natural disasters, business and financing conditions (including the condition of credit markets in the U.S. and internationally), foreign exchange fluctuations, cyclicality of the real estate (including residential) and the hotel and vacation ownership businesses, operating risks associated with the hotel, vacation ownership and residential businesses, relationships with associates and labor unions, customers and property owners, the impact of the internet reservation channels, our reliance on technology, domestic and international political and geopolitical conditions, competition, governmental and regulatory actions (including the impact of changes in U.S. and foreign tax laws and their interpretation), travelers’ fears of exposure to contagious diseases, risk associated with the level of our indebtedness, risk associated with potential acquisitions and dispositions and the introduction of new brand concepts and other risks and uncertainties. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. There can be no assurance as to the development of future hotels in the Company’s pipeline or additional vacation ownership units. Although we believe the expectations reflected in forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

Starwood Hotels & Resorts Worldwide, Inc.

Media:
K.C. Kavanagh, 866-478-2777
Carrie Bloom, 203-964-5755
or
Investors:
Stephen Pettibone, 203-351-3500